Exhibit 9.1

Execution Copy

VOTING AGREEMENT, dated as of October 26, 2007 (this “Agreement”), among the persons listed under the caption “Chem Rx Group” on the signature page hereto (the “Chem Rx Group”), the persons listed under the caption “Paramount Group” on the signature page hereto (the “Paramount Group”), and Paramount Acquisition Corp., a Delaware corporation (“Paramount”).

As of June 1, 2007, each of Paramount, B.J.K. Inc., a New York corporation (the “Company”), and the Stockholders who are members of the Chem Rx Group entered into a stock purchase agreement (the “Stock Purchase Agreement”) that provides, among other things, for the purchase by Paramount of all of the outstanding capital stock of the Company from the Stockholders who are members of the Chem Rx Group (the “Transaction”) for cash and shares of the common stock of Paramount, par value $0.0001 per share (“Paramount Common Stock”). Each of the Chem Rx Group and the Paramount Group is sometimes referred to herein as a “Group” and the persons who are members of either the Chem Rx Group or the Paramount Group are sometimes referred to herein as “Stockholders.”  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in the Stock Purchase Agreement.

As of the date hereof, each of the Stockholders who is a member of the Paramount Group owns beneficially and of record certain shares of Paramount Common Stock.

As a condition to the closing of the Transaction, the Stockholders and the Company have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Stock Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.                                            Vote in Favor of Directors. (a)  During the term of this agreement, each Stockholder, solely in his capacity as a stockholder of Paramount, agrees that at any meeting of the stockholders of Paramount, however called, and in any written action by consent of stockholders of Paramount, such Stockholder shall cause all shares of Paramount Common Stock then owned by him or his Affiliates to be voted in favor of the election and re-election of the following persons as directors of Paramount:

(i)                                     two persons, each of whom shall be designees of the Chem Rx Group, with both such designees to stand for election in 2010 as Class C directors in accordance with the terms of the Paramount Charter, and who shall initially be Jerry Silva and Steven Silva (together, the “Chem Rx Directors”);

(ii)                                  two persons, each of whom shall be designees of the Paramount Group, with both of such designees to stand for election in 2009 as Class B directors in accordance with the terms of the Paramount Charter, and who shall initially be J. Jay Lobell and David Kellman (together, the “Paramount Directors”);

(iii)                               three persons, each of whom shall be mutually designated by the Chem Rx Group and Paramount Group and each of whom shall, at all times, be “independent” within the meaning of the Nasdaq rules or the rules of such other principal stock exchange or trading market (the “Principal Market”) for the Paramount Common Stock (an “Independent Director”), with all of such designees to stand for election in 2008 as Class A directors in accordance with the terms of the Paramount Charter; and

(iv)                              if at any time during the term of this Agreement the rules of the Principal Market require that a majority of the Board of Directors of Paramount consist of Independent Directors and the Board of Directors then consists of fewer than a majority of Independent Directors, two additional persons, each of whom shall qualify as an Independent Director, mutually designated by the Paramount Directors and the Chem Rx Directors, with one such designee classified as a Class C director and one such designee classified as a Class B director, in each case in accordance with the terms of the Paramount Charter.

(b)                                 Any director designee may be removed from the Board of Directors in the manner allowed by applicable Law and the Paramount Charter and the Paramount Bylaws except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of the Group of which such Stockholder is not a member, except upon the express written direction of each of the members of the Group of which such Stockholder is not a member. If a Chem Rx Director or a Paramount Director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

(c)                                  During the term of this Agreement, each Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 1(a).

Section 2.                                            Obligations of Paramount. Paramount shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Paramount Board of Directors to be composed of seven members and to enable the election to the Board of Directors of the persons designated pursuant to Section 1.1; provided, however, that if at any time during the term of this Agreement the rules of the Principal Market require that a majority of the Board of Directors of Paramount consist of Independent Directors and the Board then consists of fewer than a majority of Independent Directors, then Paramount shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Paramount Board of Directors to be composed of nine members.

Section 3.                                            Obligations as Director and/or Officer. Nothing in this agreement shall be deemed to limit or restrict any director or officer of Paramount from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of Paramount and shall not apply to his or her actions, judgments or decisions as a director or officer of Paramount if he or she is such a director or officer.

Section 4.                                            Transfer of Shares. Nothing in this Agreement shall serve to prohibit or restrict any Stockholder from selling, pledging or otherwise transferring any shares of Paramount Common Stock; provided, however, that if a member of either Group desires to transfer his, her or its shares of Paramount Common Stock, other than in a public sale, executed by a broker, to a person the identity of whom is unknown to the selling member of the Group, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement.

Section 5.                                            Term of Agreement. The term of this Agreement shall extend from the date hereof and shall terminate immediately following the annual meeting of stockholders that occurs during 2008.

Section 6.                                            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.                                            Notices. (a)  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 7:

if to Paramount:

Paramount Acquisition Corp.

787 7th Avenue, 48th Floor

New York, NY 10019

Attention: J. Jay Lobell

Facsimile: (212) 580-0801

with a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Stephen A. Infante, Esq.

Facsimile: (646) 441-9039

and if to any Stockholder at the address or facsimile number set forth on Schedule A (or in each case at such other address or facsimile number for such party as shall be specified by notice given in accordance with the provisions hereof).

(b)                                 All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 8.                                            Entire Agreement. This Agreement, including Schedule A hereto, and the Stock Purchase Agreement, constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and supersedes all prior agreements and understandings, both written and oral, with respect to the maters contemplated hereby.

Section 9.                                            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 10.                                      Amendments; Waiver. Amendments to this Agreement may be made from time to time, provided, however, that no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by each and every Stockholder. No consent to, or waiver, discharge or release (each, a “Waiver”) of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

Section 11.                                      Governing Law; Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, any of the other Transaction Agreements or any transaction contemplated hereby and thereby. Each party agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 4 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such Legal

Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts. Each party irrevocably and unconditionally waives any right to trial by jury with respect to any Legal Proceeding relating to or arising out of this Agreement o or any of the transactions contemplated hereby.

Section 12.                                      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.

Section 13.                                      Assignment. This Agreement is personal to the parties hereto and neither party may assign or transfer the rights accruing hereunder nor may performance of any duties by either party hereunder be delegated or assumed by any other Person or legal entity without the prior written consent of the other parties hereto.

Section 14.                                      Relationship. This Agreement does not constitute any Stockholder, director, or any employee or agent of Paramount as the agent or legal manager of any Stockholder for any purpose whatsoever and no Stockholder, director, or any employee or agent of Paramount is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Stockholder or to bind any Stockholder in any manner or thing whatsoever.

Section 15.                                      Equitable Remedies. Each party acknowledges that no adequate remedy of law would be available for a breach of this Agreement, and that a breach of any of such Agreement by one party would irreparably injure the other parties and accordingly agrees that in the event of a breach of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured. Nothing in this Section 12 is intended to exclude the possibility of equitable remedies with respect to breaches of other sections of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE PARAMOUNT GROUP:

/s/ Lindsay A. Rosenwald
LINDSAY A. ROSENWALD

LINDSAY A. ROSENWALD 2000 FAMILY TRUSTS

By:	/s/ Lester E. Lipschutz
Name: Lester E. Lipschutz
Title: Trustee

/s/ J. Jay Lobell
J. JAY LOBELL

/s/ I. Keith Maher
I. KEITH MAHER

/s/ Michael Weiser
MICHAEL WEISER

/s/ Arie Belldegrun
ARIE BELLDEGRUN

/s/ Isaac Kier
ISAAC KIER

[SIGNATURE PAGE TO VOTING AGREEMENT]

THE CHEM RX GROUP:

/s/ Jerry Silva
JERRY SILVA

/s/ Steven Silva
STEVEN SILVA

THE JODY R. SILVA TRUST

By:	/s/ Rosalie Silva
Name: Rosalie Silva
Title: Trustee

JERRY SILVA, AS LIFE TENANT,
AND STEVEN SILVA, AS REMAINDERMAN

/s/ Jerry Silva
JERRY SILVA

/s/ Steven Silva
STEVEN SILVA

THE JERRY SILVA 2007 ANNUITY TRUST

By:	/s/ Steven Silva
Name: Steven Silva
Title: Trustee

By:	/s/ Jerry Silva
Name: Jerry Silva
Title: Trustee

[SIGNATURE PAGE TO VOTING AGREEMENT]